1615 Poydras St. ▪ New Orleans, LA 70112	Financial Contact:	Media Contact:
	David P. Joint	William L. Collier
	(504) 582-4203	(504) 582-1750

McMoRan Exploration Co. Updates
Exploration and Development Activities

NEW ORLEANS, LA, May 8, 2006 - McMoRan Exploration Co. (NYSE: MMR) today updated its exploration activities including a discovery at Liberty Canal and a successful drill-stem test at Pecos. McMoRan also updated three additional exploration prospects in progress, announced successful production tests on the Hurricane No. 2 and Dawson Deep wells and announced commencement of production at Cane Ridge and King Kong No. 3.

The Liberty Canal exploratory well located onshore in Vermilion Parish, Louisiana, has been drilled to 15,742 feet and evaluated with log-while-drilling tools and confirmed with wireline logs, which indicated two intervals totaling 199 gross feet with 125 net feet of hydrocarbon bearing sands. The wireline log indicated excellent porosity with the potential for high flow rates. McMoRan plans to set a liner and drill deeper to evaluate additional targets. Following drilling activities, McMoRan will complete the well. Infrastructure near this onshore location would allow production to be established quickly. The Liberty Canal discovery is located on a significant north-south ridge where McMoRan controls 13,000 acres and has a number of additional exploration prospects. The information gained from this well will be used to determine future drilling plans for the area. McMoRan and its private partner each have a 37.5 percent working interest and a 27.7 percent net revenue interest in the Liberty Canal prospect. The Liberty Canal well commenced drilling on March 5, 2006.

The Pecos exploratory well commenced drilling on January 5, 2006 and was drilled to a true vertical depth of 18,795 feet (19,625 feet measured depth). Uphole pay sands were evaluated with log-while-drilling tools and wireline logs, indicating two intervals of hydrocarbons. The deeper zone encountered 31 net feet of hydrocarbon bearing sands over a 172 foot gross interval; the upper zone encountered 12 net feet of hydrocarbon bearing sands over a 14 foot gross interval. In May 2006, a drill-stem test over the deeper zone resulted in a gross test rate of approximately 15.5 Million cubic feet of natural gas per day (MMcf/d) and 600 barrels per day (bbls/d) of condensate (7 MMcfe/d net to McMoRan) and no water with a flowing tubing pressure of 2,700 pounds per square inch (psi) on a 31/64ths choke. Production is expected to commence quickly utilizing nearby infrastructure. McMoRan and its private partner each own a 50 percent working interest and a 36.0 net revenue interest in the discovery. McMoRan has rights to approximately 3,500 acres comprising the Pecos and Platte deep gas exploration prospects at West Pecan Island located onshore in Vermilion Parish, Louisiana. The Pecos prospect is was drilled as a directional well from an offshore location in less than 10 feet of water to a bottom hole location onshore.

Since inception in 2004 of a multi-year, $500 million exploration venture, McMoRan and its private partner have participated in eleven discoveries on the 22 prospects that have been drilled and evaluated. Five additional prospects are either in progress or not fully evaluated.

The JB Mountain Deep exploration well commenced drilling on July 14, 2005 and was drilled to a measured depth of 24,600 feet (true vertical depth of 24,557 feet). Interpretation of wireline logs indicated a gross interval of 115 feet at a depth of approximately 21,900 feet that will require further evaluation, as previously reported. Wireline logs also indicated an additional deeper interval of 115 feet of gross thickness at a depth of approximately 24,250 feet. The log indicated 115 feet of resistivity with the top 30 gross feet of the lower interval indicating the best porosity. A liner is being set to protect the lower zone and the well will be temporarily abandoned. Information obtained from the testing of the Blueberry Hill well at Louisiana State Lease 340 will be incorporated in our future plans for this well. As previously reported, the Blueberry Hill well, which is located five miles east of JB Mountain Deep, encountered four potential productive hydrocarbon bearing sands below 22,200 feet. Both areas (JB Mountain Deep and Blueberry Hill) demonstrate similar geologic settings and are targeting deep Miocene sands that are equivalent in age. Blueberry Hill well is expected to be tested in the third quarter of 2006, pending receipt of special tubulars and casing for this anticipated high pressure well.

McMoRan operates the JB Mountain Deep prospect and, if successful, McMoRan and its private partner would each earn a 35.0 percent working interest and a 24.8 percent net revenue interest in the well. McMoRan and its private partner control 5,200 gross acres in the JB Mountain Deep area including portions of South Marsh Island Blocks 224, 228 and 229. This acreage is not included in the JB Mountain/Mound Point program where McMoRan has a reversionary interest. We have applied for Deep Gas Royalty Relief for this well.

McMoRan currently has three exploratory wells drilling:

	Working Interest	Net Revenue Interest	Current Depth	Proposed Total Vertical Depth	Spud Date
Exploration In-Progress
Onshore Vermilion Parish, LA “Liberty Canal”	37.5%	27.7%	15,600'	16,500'	March 5, 2006
St. Mary Parish, LA “Laphroaig”	37.5%	27.8%	11,300'	19,000'	April 8, 2006
Louisiana State Lease 18091 “Long Point Deep”	37.5%	26.8%	4,000'	23,000'	April 27, 2006

McMoRan expects to commence drilling at least seven additional exploratory prospects during 2006. McMoRan currently has rights to approximately 400,000 gross acres, including over 100,000 gross acres acquired in January 2006 through a farm-in transaction of exploration rights in southern Louisiana and on the Gulf of Mexico shelf. McMoRan is also actively pursuing opportunities through its exploration venture to acquire additional acreage and prospects through farm-in or other arrangements.

PRODUCTION AND DEVELOPMENT ACTIVITIES
McMoRan announced today a successful production test on the Hurricane No. 2 development well at South Marsh Island Block 217. The flow test of the No. 2 well indicated a gross flow rate of 38 MMcf/d and 2,222 barrels of condensate per day (approximately 51 MMcfe/d gross, 10 MMcfe/d net to McMoRan) with flowing tubing pressure of approximately 8,800 psi on a 30/64th choke. The No. 2 well is expected to commence production in May 2006. The well encountered pay in the same reservoir as the No. 1 well with porosity development that appears to be equal to or better than the first well. The No. 1 discovery well is currently producing at a gross rate of 38 MMcf/d and approximately 1,300 bbls/d of condensate (9 MMcfe/d net to McMoRan). We plan to commence drilling the Hurricane No. 3 development well in the second quarter of 2006. McMoRan holds a 27.5 percent working interest and a 19.4 percent net revenue interest in this field and has rights to approximately 7,700 gross acres in the Hurricane area, which is located offshore Louisiana in 10 feet of water. Production from the Hurricane well goes to the Tiger Shoal facilities, which are also being used to produce the JB Mountain and Mound Point discoveries in the OCS 310/State Lease 340 area.

The Dawson Deep discovery at Garden Banks Block 625 is being developed as a subsea tieback to Kerr-McGee’s adjacent Gunnison spar facility. A successful production test was conducted on the well in April 2006. Initial test rates were limited to approximately 1,500 bbls/d of oil and 3 MMcf/d (2.9 MMcfe/d net to McMoRan). McMoRan believes substantial rate improvements are possible when the well is placed on production. Production is expected to commence by mid-year 2006. McMoRan owns a 30.0 percent working interest and a 24.0 percent net revenue interest in the Dawson Deep discovery. Kerr-McGee operates Dawson Deep and owns a 25 percent working interest, Nexen Petroleum Offshore U.S.A. Inc. holds a 15 percent working, Energy Resource Technology, Inc. holds 10 percent interest and McMoRan’s private partner holds the remaining 20 percent. This discovery is located approximately 150 miles offshore Texas in over 2,900 feet of water.

In April 2006, initial production commenced at the Cane Ridge discovery located onshore in Vermilion Parish, Louisiana and King Kong No. 3 development well at Vermilion Blocks 16/17. The Cane Ridge well is currently producing at a gross flow rate of approximately 6 MMcfe/d (2.4 MMcfe/d net to McMoRan). McMoRan and its private partner each own a 37.5 percent working interest and a 27.5 percent net revenue interest in the Cane Ridge well. The King Kong No. 3 well is currently producing at a gross flow rate of approximately 12 MMcfe/d (3.5 MMcfe/d net to McMoRan). McMoRan and its private partner each have a 40.0 percent working interest and a 29.2 percent net revenue interest in the King Kong field, which is located in 12 feet of water.

McMoRan’s share of second quarter 2006 production is expected to average 55-65 MMcfe/d, including approximately 2,500 bbls/d (14 MMcfe/d) for McMoRan’s share of oil production from Main Pass Block 299. McMoRan current production rate exceeds 60 MMcfe/d and is expected to increase during the quarter with new production from Hurricane No. 2 and West Cameron Block 43 No. 3. McMoRan’s share of production is expected to reach 90 MMcfe/d in the second half of 2006, as new production from four additional wells commence, including Long Point No. 1 and 2, Dawson Deep and King of the Hill.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area. McMoRan is also pursuing plans for the development of the MPEHTM which will be used for the receipt and processing of liquefied natural gas and the storage and distribution of natural gas. Additional information about McMoRan and the MPEHTM project is available on its internet website “www.mcmoran.com” and at “www.mpeh.com”.

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CAUTIONARY STATEMENT: This press release contains certain forward-looking statements regarding various oil and gas discoveries, oil and gas exploration, development and production activities, anticipated and potential production and flow rates; anticipated revenues; potential reversionary interests and the potential payout of those reversionary interests; the economic potential of properties; and estimated exploration costs. Accuracy of the projections depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments. McMoRan cautions readers that it assumes no obligation to update or publicly release any revisions to the projections in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise the projections more frequently than quarterly. Important factors that might cause future results to differ from these projections include: variations in the market prices of oil and natural gas; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; the ability to satisfy future cash obligations and environmental costs; and general exploration and development risks and hazards. Such factors and others are more fully described in more detail in McMoRan’s 2005 Annual Report on Form 10-K on file with the Securities and Exchange Commission.

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